Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated November 23, 2016, is by and between HCI Group, Inc. (the “Company”), a Florida corporation having its principal place of business at 5300 West Cypress Street, Suite 100, Tampa, Florida 33607, and Mark Harmsworth (the “Executive”).

BACKGROUND STATEMENT

The Company is publicly held. Its common shares trade on the New York Stock Exchange. The Company, primarily through its Affiliated Entities (as defined in this Agreement), is engaged in numerous business-related activities, including insurance, investments, real estate, software technology and reinsurance. As of the date of this Agreement the Company is principally engaged in the business of providing property and casualty insurance to Florida homeowners. The Company contemplates that it will engage in other lines of insurance business and other business activities as well. (All such business and investment activities, present and future, whether engaged in by the Company or an Affiliated Entity are referred to in this Agreement as the “Business”). The Company has developed and expects to develop trade secrets, methods of doing business, business plans, computer software and other items, all of which are worthy of protection. The Company considers it to be in its best interests to have the benefit of the Executive’s services as provided in this Agreement and the Executive is willing to render such services to the Company in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of and reliance upon the foregoing background statement and the representations and warranties contained in this Agreement, the Company and the Executive agree to the following terms and conditions:

TERMS AND CONDITIONS

1.    Employment and Title. The Company agrees to employ the Executive, and the Executive agrees to serve, initially as a senior vice president of finance for the Company and later as the Company’s chief financial officer, upon the terms and conditions set forth in this Agreement. He will assume the role chief financial officer within 30 days after the Company files its U.S. Securities and Exchange Commission form 10-K annual report for the year ended December 31, 2016.

2.    Duties, Responsibilities and Authority. During the term of his employment under this Agreement, the Executive will have the duties, responsibilities and authorities set forth in the Company’s bylaws and as otherwise assigned to him by the Company’s board of directors and its president. The Executive agrees to devote his best efforts and substantially all his business time, energies and skills, diligently and in good faith, to perform his duties, fulfill his responsibilities, and exercise his authority hereunder for the exclusive benefit of the Company. In promoting the interests of the Company and without additional compensation, the Executive will serve any of the Affiliated Entities, in such capacities as the Company’s board of directors may from time to time direct. The Executive will cooperate fully with the Company’s president in advancing the best interests of the Company. The Executive will read and use reasonable efforts to abide by any policy, code or practice the Company has or may hereafter adopt that is applicable to executives or executive officers in general, including policies and rules contained in the Company’s employee handbook and code of conduct.

3.    Location. The Executive’s principal place of employment will 5300 West Cypress Street in Tampa, Florida or such other place to which the parties agree, but in no event more than 50 miles from Tampa, Florida.

4.    Term. The initial term of the Executive’s employment hereunder will commence on or about December 5, 2016 and continue for a period of four years, unless earlier terminated pursuant to the terms of this Agreement. The Executive’s employment hereunder will continue and automatically renew for additional one-year terms unless either party delivers written notice of non-renewal at least 90 days before expiration of the initial term or any renewal term. The initial term and any renewal term are hereinafter collectively referred to as the “Term.”

5.    Compensation.

5.1.    Base Salary. As compensation for the services to be rendered by the Executive hereunder, the Company will pay the Executive, during the Term, an annual base salary of $300,000 (or a higher amount as may be set from time to time by the Company’s board of directors), which base salary will accrue and be paid in accordance with the Company’s standard payroll practices.

5.2.    Bonus Compensation. Solely in exchange for signing this Agreement, the Executive will be entitled to a bonus of $15,000 upon signing this Agreement and $25,000 one month after his employment commences. Provided he remains employed by the Company, the Executive will be entitled to participate in any senior executive bonus plan to the same extent as all other senior executives of the Company (other than the chief executive officer). However, notwithstanding the terms of any such senior executive bonus plan, the Executive will be entitled to a bonus for 2017 of not less than $100,000, which will be paid no later than December 31, 2017 and will reduce by an equal amount any bonus otherwise payable to the Executive under the senior executive bonus plan.    The Executive will be entitled to any additional compensation provided by resolution of the Company’s board of directors or applicable committee of the board of directors or any bonus compensation plan adopted by the board of directors or applicable committee of the board of directors.

5.3.    Restricted Stock. The Company will award to the Executive 40,000 shares of restricted stock under terms substantially as set forth on the restricted stock award contract appearing as Exhibit A to this Agreement.

5.4. Benefits. During the Term, the Executive will be entitled to (i) medical, dental, life, vision, disability and retirement benefits, if any, upon substantially the same terms and conditions generally applicable to all the Company’s senior executive officers; and (ii) 20 days paid time off annually, which will accrue and be paid in accordance with the Company’s standard payroll practices.

5.4. Reimbursement of Expenses. The Company will reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties hereunder, subject to, and in accordance with, any expense reimbursement policies and expense documentation requirements of the Company that may be in effect from time to time.

5.6. Withholding. Any and all amounts payable under this Agreement will be subject to any federal, state and local tax and other withholdings or deductions required by applicable law, rule or regulation.

6.    Working Facilities. The Company will provide the Executive with an office at the Executive’s principal work location or at such other location as agreed to by the Executive and the Company.

7.    Incapacity.

7.1 Right to Terminate. Notwithstanding anything else to the contrary contained in this Agreement, except as provided by this Section 7 the Company will have no right to terminate the Executive’s employment while the Executive suffers Incapacity (as defined below). If the Executive suffers Incapacity for a period exceeding six consecutive months, then the Company will have the right to terminate the Executive’s employment hereunder 30 days after delivery of written notice of termination. A termination of employment under this Section 7 will be deemed a termination without “Good Cause” as described in Section 8.4 hereof.

7.2 Right to Replace. If the Executive suffers Incapacity for 30 or more consecutive days, the Company will have the right to designate a person to temporarily perform the Executive’s duties.

7.3 Rights Prior to Termination. During a period of Incapacity, the Executive will be entitled to his full base salary under Section 5.1 hereof and full benefits under Section 5.3 hereof until employment is terminated as described in Section 8.1. The Executive will be entitled to reasonable accommodations from the Company so that the Executive is not prevented from performing his duties by illness or injury.

7.4 Incapacity Defined. For purposes of this Section 7, the term “Incapacity” means the Executive’s inability to perform his duties hereunder substantially on a full-time basis because of physical or mental illness or physical injury as determined by the Company’s board of directors, in its reasonable discretion, based upon competent medical evidence. Upon the Company’s written request, the Executive will submit to reasonable medical and other examinations to provide the evidence required hereunder.

8.    Termination of Employment.

8.1    Termination by the Company. The Company may terminate the Executive’s employment under this Agreement without Good Cause anytime not fewer than 30 days nor more than 45 days after delivering written notice of termination to the Executive. The Company may terminate the Executive’s employment hereunder for Good Cause anytime by delivery of written notice of termination. Termination will be effective upon the date set forth in the notice of termination. Good Cause will be limited to the following circumstances:

(i) The Executive commits any fraud, dishonesty, misappropriation or similar act against the Company or others;

(ii) The Executive materially defaults in the performance of his obligations, services or duties hereunder;

(iii) The Executive is grossly negligent or commits willful misconduct in the performance of his duties hereunder;

(iv) The Executive has been adjudicated guilty by, or enters a plea of guilty or no contest before, a court of competent jurisdiction of illegal activities or found by a court of competent jurisdiction to have engaged in other wrongful conduct and such illegal activities or wrongful conduct, individually or in the aggregate, has (or could be reasonably expected to have) a material adverse effect on the Company, its prospects, earnings or financial condition; and

(v) Any federal or state regulatory authority determines that the Executive is not qualified to serve as the chief financial officer of the Company or an Affiliated Entity.

8.2 Effect of Termination for Good Cause. If the Executive’s employment is terminated by the Company for Good Cause—

(i) the Executive will be entitled to accrued base salary under Section 5.1 and accrued paid time off, each through the date of termination; and

(ii) the Executive will be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 5.4 hereof; and

8.3 Effect of Termination without Good Cause. If the Company terminates the Executive’s employment without Good Cause—

(i) the Executive will be entitled to accrued base salary under Section 5.1 and accrued paid time off, each through the date of termination;

(ii) the Executive will be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 5.4 hereof;

(iii) the Executive will be entitled to 12 months’ base salary as described at Section 5.1, which will accrue and be paid in accordance with Company’s normal payroll practices as if the Executive’s employment had not been terminated;

(iv) the Executive will be entitled to an amount equal to the bonus the Executive would have been entitled to under any senior bonus plan in effect for the year of termination had termination not occurred, which amount will be paid at the time and in the manner bonuses are paid to other senior executives (other than the chief executive officer): and

(v) The provisions of Section 12 will no longer apply to the Executive.

8.4 Deemed Termination without Good Cause. The Executive’s death will be deemed a termination without Good Cause as of the date of death. Termination by reason of the Executive’s Incapacity as set forth in Section 7.1 will be deemed a termination without Good Cause. The expiration of the Term after the Company delivers written notice of non-renewal as described in Section 5 will be deemed a termination without Good Cause. In addition, after the occurrence of any of the following events, the Executive, at his sole option, may declare by 30 days’ written notice to the Company that his employment hereunder has been terminated by the Company, and such termination will for all purposes of this Agreement be deemed a termination by the Company without Good Cause:

(i) The Company materially changes the Executive’s reporting requirements;

(iii) The Company fails to afford the Executive the power and authority generally commensurate with the position of chief financial officer (after the Executive becomes chief financial officer;

(iv) The Company moves the Executive’s principal place of employment beyond 50 miles from Tampa, Florida; or

(v) The Company breaches any material provision of this Agreement.

8.5 Termination by Executive. The Executive may terminate his employment hereunder by delivery of not less than 30 days’ written notice to the Company.

8.5 Effect of Termination by Executive. If the Executive terminates his employment pursuant to Section 8.5 hereof —

(i) the Executive will be entitled to accrued base salary under Section 5.1 and accrued paid time off, each through the date of termination; and

(ii) the Executive will be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 5.4 hereof.

9.    Board Approval. This Agreement and the obligations it contains are contingent upon and subject to approval by the Company’s board of directors. If the Board of Directors fails to approved this Agreement on or before the date the Executive commences his employment, then the Executive’s employment will be deemed terminated without Good Cause, except Section 8.3 (iii) will not apply, the Executive will be entitled to retain the $15,000 signing bonus described at Section 5.2, and the Executive will be entitled to receive $25,000 signing bonus described at Section 5.2.

10.    Trade Secrets.

10.1. Confidential Information. For the purposes of this Agreement, “Confidential Information” means information or materials that, in the Company’s view, provide advantage to the Company (or an Affiliated Entity) over others not having such information or materials and includes (i) customer information, supplier information, sales channel and distributor information, material terms of any contracts, marketing philosophies, strategies, techniques and objectives (including service roll-out dates and volume estimates), legal and regulatory positions and strategies, advertising and promotional copy, competitive advantages and disadvantages, non-published financial data, network configurations, product or service plans, designs, costs, prices and names, inventions, discoveries, improvements, technological developments, know-how, software code, business opportunities (including planned or proposed financings, mergers, acquisitions, ventures and partnerships) and methodologies and processes (including the look and feel of computer screens and reports) for customer assistance, order acceptance and tracking, repairs, and commissions; (ii) information designated in writing or conspicuously marked as “confidential” or “proprietary” or likewise designated or marked with words of similar import; (iii) information for which the Company has an obligation of confidentiality so long as such obligation is known to the Executive; and (iv) information that by its nature or the circumstances of its delivery or disclosure a reasonable person would conclude that it is confidential or proprietary. The Executive is specifically aware of the legal obligations of confidentiality afforded to customers of financial institutions, including obligations to insurance policyholders.

10.2. Confidentiality. The Executive will hold Confidential Information in confidence and trust and limit disclosure of Confidential Information strictly to persons who have a need to know such Confidential Information in connection with the Business. The Executive will not disclose, use, or permit the use or disclosure of Confidential Information, except in satisfying his obligations under this Agreement. The Executive will use reasonable care to protect Confidential Information from inappropriate disclosure, whether inadvertent or intentional. The Executive understands that the misappropriation of a trade secret is a criminal offense under state and federal laws. Notwithstanding the foregoing, the Executive may disclose Confidential Information if such disclosure is required by a court order or an order of a similar judicial or administrative body; provided, however, that the Executive notifies the Company of such requirement immediately and in writing, and cooperates reasonably with the Company in obtaining a protective or similar order with respect thereto.

10.3. Notification of Third Party Disclosure Requests. If the Executive receives any written or oral third party request, order, instruction or solicitation for the disclosure of Confidential Information not in conformance with this Agreement or if the Executive becomes aware of any attempt by a third party to improperly gain Confidential Information, the Executive will immediately notify the Company’s general counsel and the Company’s board of directors of such request, order, instruction or solicitation or of such attempt and fully disclose the details surrounding such request, order, instruction or solicitation or such attempt.

10.4. Non-Removal of Records. All documents, files, records, data, papers, materials, notes, books, correspondence, drawings and other written, graphic or electronic records of the Business and all computer software of the Company which the Executive will prepare or use, or come into contact with, will be and remain the exclusive property of the Company, in its discretion, and will not be physically, electronically, telephonically or otherwise removed from the Company’s premises without the Company’s prior written consent.

10.5. Return or Destruction of Confidential Information. Confidential Information gained, received or developed by the Executive or in which the Executive participated in developing will remain the exclusive property of the Company, in its sole discretion. The Executive will promptly return to the Company or destroy or erase all records, books, documents or any other materials whatsoever (including all copies thereof) containing such Confidential Information in his possession or control upon the earlier of (i) the receipt of a written request from the Company for return or destruction of Confidential Information or (ii) the termination of the Executive’s employment hereunder.

10.6. Trade Secrets of Others. In the course of his employment hereunder the Executive will not use any information or materials that belong to any former employer or any other person or entity and for which he has a duty of confidentiality; nor will the Executive use or allow the use of any illegally obtained confidential or secret information or materials.

11.    Intellectual Property. All Confidential Information, computer software, video and sound recordings, scripts, creations, inventions, improvements, designs and discoveries conceived, created, invented, authored, developed, produced or discovered by the Executive while employed by the Company, whether alone or with others, whether during or after regular work hours, whether before or during the term of employment under this Agreement, are and will be the Company’s property exclusively, in its sole discretion. All such items were and will be produced as “work for hire.” The Executive hereby assigns to the Company all copyrights, trademarks and other rights of authorship or ownership he may have with respect to such items. Moreover, at any time, without additional consideration, the Executive will execute and deliver any documents or instruments that the Company may request in order to effectively convey and transfer good title and right to, and put the Company in possession of, such items.

12.    Restrictions on Competition and Solicitation.

12.1. Noncompetition. The Executive agrees that during the course of his employment with the Company and for a period of one year after his employment ends, the Executive will not, directly or indirectly, as an executive, agent, independent contractor, consultant, partner, joint venturer or otherwise, within any state in the United States within which the Company or an Affiliated Entity has conducted the Business within the 12 months preceding the date of the termination of the Executive’s employment with the Company, enter into, engage in, be employed by or consult with (or solicit to enter into, engage in, be employed by or consult with) any business which competes with the Company or an Affiliated Entity by providing property, casualty or flood insurance to homeowners within the 12 month period preceding the termination of the Executive’s employment with the Company, including (a) participating as an officer, director, stockholder, member, employee, agent, independent contractor, consultant, representative or partner of, or having any direct or indirect financial interest (including the interest of a creditor) in, any such competitor or (b) assisting any other individual or business entity, of whatever type or description, in providing any such competing services. The provisions of this section will not apply to the ownership by the Executive of less than 5% of any publicly held corporation or other business entity solely as an investor and under circumstances in which the Executive neither provides services nor assists anyone else to provide any services to or on behalf of any such entity. The Executive further agrees that upon a violation of this section of this Agreement, the period during which the Executive’s covenants in this section apply will be extended by the number of days equal to the period of such violation.

12.2. Non-Solicitation/Non-Acceptance. The Executive agrees, during the course of his employment with the Company and for a period of one year after termination of that employment, the Executive will refrain from and will not, directly or indirectly, as employee, agent, independent contractor, consultant, partner, joint venturer or otherwise (a) solicit or counsel any third person, partnership, joint venture, company, corporation, association, or other organization that is or was a current or prospective customer of the Company or an Affiliated Entity within the 12 months preceding the termination of the Executive’s employment with the Company and with which the

Executive had a substantial relationship within such preceding 12 month period, regardless of such person’s or entity’s location, to terminate any existing or prospective business relationship with the Company or an Affiliated Entity or commence a similar business relationship with any other individual or business entity; (b) accept, with or without solicitation, any business from any third person, partnership, joint venture, company, corporation, association or other organization that is or was a current or prospective customer of the Company or an Affiliated Entity with which the Executive had a substantial relationship within the preceding 12 month period, regardless of such person’s or entity’s location; or (c) solicit any of the employees, agents, independent contractors or consultants of the Company or an Affiliated Entity, regardless of such person’s or entity’s location, to terminate any business relationship with the Company or an Affiliated Entity. The Executive further agrees that upon a violation of this section of this Agreement, the period during which the Executive’s covenants in this section apply will be extended by the number of days equal to the period of such violation.

12.3. No Circumvention. The Executive will not make any attempt, or use any artifice, scheme or device, including the use of any agent, representative, associate, advisor, relative or business entity, to circumvent the purposes of the restrictive covenants contained in Section 12.

12.4. Acknowledgements. The Executive acknowledges that the foregoing restrictive covenants are reasonable and necessary in light of the circumstances, including the Company’s interest in protecting the Confidential Information to which he has been exposed and the business relationships with the customers, partners, and others he has helped develop. The Executive further acknowledges that the foregoing restrictive covenants are a material inducement for the Company to enter into this Agreement, and that the covenants are given as an integral part of this Agreement.

12.5. Counterclaims. The existence of any claim or cause of action the Executive may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Section 12.

13.    Equitable Remedies. The Executive and the Company agree that the services to be rendered by the Executive pursuant to this Agreement, and the rights and interests granted and the obligations to be performed by the Executive to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by the Executive of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. The Executive hereby expressly recognizes and agrees that the Company has the right to seek entry of a temporary restraining order, preliminary injunction and permanent injunction, and that such orders and injunctions may be issued against the Executive, to prevent or address a breach of Sections 10 through 12 of this Agreement. The existence of any claim or cause of action the Executive may have against the Company will not at any time constitute a defense to the request for such relief.

14.    Compliance with Other Agreements. The Executive represents and warrants to the Company that he is free to enter this Agreement and that the execution of this Agreement and the performance of the obligations under this Agreement will not, as of the date of this Agreement or with the passage of time, conflict with, cause a breach of or constitute a default under any agreement to which the Executive is a party or by which he may be bound.

15.    Severability. Every provision of this Agreement is intended to be severable. If any provision or portion of a provision is illegal, invalid or unenforceable, including as to geographic or temporal scope, then the remainder of this Agreement will not be affected. Moreover, any provision or portion of a provision of this Agreement which is determined to be unreasonable, arbitrary or against public policy, including as to geographic or temporal scope, will be modified by a court or arbitrator as appropriate so that it is not unreasonable, arbitrary or against public policy.

16.    Rights and Remedies Preserved. Nothing in this Agreement will limit any right or remedy the Company or the Executive may have under this Agreement or pursuant to law for any breach of this Agreement by the other party. The rights granted to the parties herein are cumulative, and the election of one will not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

17.    Waiver. No failure or delay on the of part either party to this Agreement in the exercise of any right, power or remedy the party may have will operate as a waiver, nor will any single or partial exercise of any right, power or remedy by either party preclude any other or further exercise of that right, power or remedy or the exercise of any other right, power or remedy. No express waiver or assent by any party to any breach of or default in any term or condition of this Agreement will constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or conditions of this Agreement.

18.    Notices. Any notices or deliveries permitted or required by this Agreement will be deemed given (i) when delivered in person or by messenger, if a receipt is obtained for delivery, (ii) when delivered by Federal Express, United Parcel Service, Airborne Express, U.S. Express Mail or similar nationally recognized overnight delivery service, if a confirmation of delivery is obtained, or (iii) five days after mailing, if mailed via certified or registered U.S. mail, return receipt requested, provided the notice is delivered or mailed to the party’s address as set forth below:

If to the Company:

HCI Group, Inc.

Suite 100

5300 West Cypress Street

Tampa, FL 33607

ATT: General Counsel

If to the Executive:

The Executive’s most recent address on file with the Company.

The parties may change addresses to which notices are to be delivered by giving notice of the change of address in the manner set forth above; except, however, that notwithstanding the foregoing provision, notice of a change of address will be deemed made upon actual receipt of the notice by the other party. Notices deemed given or delivered as set forth above on a Saturday, Sunday, or legal holiday will instead be deemed given or delivered on the next succeeding day which is not a Saturday, Sunday or legal holiday.

19.    Successors and Assigns. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company. The Executive will not have the right to assign this Agreement or to assign, delegate or otherwise transfer any duty or obligation to be performed by him hereunder.

20.    Entire Agreement. With respect to its subject matter, this Agreement contains all the understandings and agreements of the parties and supersedes all previous and all contemporaneous agreements, understandings, discussions and negotiations between the parties, whether written or oral. The parties agree that no previous drafts of this Agreement will be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

21.    Amendments. Except as otherwise provided herein as to terms that are unreasonable, arbitrary or against public policy, this Agreement will not be modified or amended except by an instrument in writing signed by the parties.

22.    Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Florida without reference to conflicts of law principles.

23.    Further Assurances. Each party hereto will cooperate and will take such further action and will execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

24.    Construction. This Agreement was negotiated at arm’s-length, with each party having the assistance of independent legal counsel. No court, arbitrator or finder of fact should construe this Agreement more strongly against either party on the basis of which party was responsible for the Agreement’s preparation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the other genders. The words “Agreement,” “hereof,” “herein”

and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole, including Exhibits, and not to any particular provision of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.” The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

25.    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together will be deemed one original.

26.    Affiliated Entities. For the purposes of this Agreement, the capitalized term “Affiliated Entity” means any association or entity, including any corporation, partnership, joint venture, or limited liability company, controlled by or under common control with the Company.

27.    Confidential Arbitration. The parties hereto agree that any dispute concerning or arising out of the provisions of this Agreement, the Executive’s employment or the termination of the Executive’s employment will be resolved by confidential arbitration in accordance with the rules of the American Arbitration Association. Such confidential arbitration will be held in Tampa, Florida and the decision of the arbitrator or arbitrators will be conclusive and binding on the parties and will be enforceable in any court of competent jurisdiction. In rendering a decision, the arbitrator will have the discretion to award attorneys’ fees and costs. Notwithstanding the foregoing, if any dispute arises hereunder as to which a party desires to exercise any equitable rights or remedies under this Agreement, such party may, in its discretion, in lieu of submitting the matter to arbitration, bring an action thereon in any court of competent jurisdiction in Florida, which court may grant any and all relief available in equity or at law for any and all claims made by such party based on or arising from the provisions of this Agreement. In any such action, the prevailing party will be entitled to reasonable attorneys’ fees and costs as may be awarded by the court.

28.    Survival. The warranties and representations in this Agreement will survive the execution of this Agreement and continue without limitation. The Executive has incurred the obligations set forth in Sections 10 through 12 solely in consideration of the Company’s execution of this Agreement and such obligations and this Section 28 will survive and continue notwithstanding the termination, rescission or expiration of this Agreement or any provision of this Agreement.

29. Exhibits. All exhibits, schedules and other attachments to this Agreement are hereby incorporated by this reference as integral parts of this Agreement.

30.    Saturday, Sunday or Legal Holiday. When the last day of a period during which an act may be performed under this Agreement falls on a Saturday, Sunday, or legal holiday that period will be deemed to end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

31.    Electronic Signatures. Signed copies of this Agreement, addenda, attachments and exhibits delivered electronically via Internet (e-mail) or telephone (fax) will legally bind the parties to the same extent as original documents.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

EXECUTIVE

Mark Harmsworth

HCI Group, Inc.

By:
Paresh Patel, as Chief Executive Officer

Exhibit A

HCI GROUP, INC.

2012 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD CONTRACT

Mark Harmsworth

101 West Beach Place

Unit 1700

Tampa, Florida 33606

Dear Mr. Harmsworth:

You have been granted a Restricted Stock award for shares of common stock of HCI Group, Inc. (the “Company”) under the HCI Group, Inc. 2012 Omnibus Incentive Plan (the “Plan”) with the following terms and conditions. For the purposes of this contract “Restricted Shares” means Restricted Stock awarded pursuant to the Plan and this contract.

Grant Date:	December 5, 2016

Number of Shares:	40,000 Shares

Vesting Schedule:

Your Restricted Shares will initially be subject to a Restriction Period. The Restriction Period will lapse and the Restricted Shares will vest as follows:

One-fourth of your Restricted Shares on December 5, 2017, one-fourth on December 5, 2018, one-fourth on December 5, 2019 and the remaining shares on December 5, 2020. Fractional shares will be rounded down to the nearest whole number until the last vesting date.

If your service to the Company ends for any reason other than (i) a termination for “Good Cause” as described in your employment agreement, (ii) Retirement, (iii) death or (iv) Disability, then for one-fourth of the Restricted Shares (if any remain) the Restriction Period will lapse and those Restricted Shares will vest. For clarity, this provision supersedes the terms “Cause” and “Inimical “Conduct” as defined in the Plan and as they relate to the vesting or forfeiture of your Restricted Shares.

All your Restricted Shares will vest and the Restriction Period will lapse upon a Change of Control as defined in the Plan.

The lapse of your Restriction Period and vesting may be suspended or delayed as a result of a leave of absence.

Exhibit A

Form of Issuance:	The Company will instruct its transfer agent to evidence the Restricted Shares by electronic entry on the transfer agent’s books and to indicate the Restriction Period (and any other restrictions the Company may require to ensure compliance with the Securities Act and state and other securities laws) and the risks of forfeiture within those book entries. Upon the lapse of a Restriction Period, provided you have paid applicable withholding taxes, the Company will instruct the transfer agent to deliver the applicable shares, without restriction, to a brokerage account established in your name.

Transferability of Restricted Shares:	You may not assign, sell, transfer, pledge, encumber or otherwise alienate or hypothecate any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Restricted Shares acquired under this Award at a time when applicable laws, Company policies or any agreement between the Company and its underwriters prohibits a sale. You will not sell your shares except during an open trading window as described in the Company’s Insider Trading Policy.

Forfeiture	Unvested Restricted Shares will be forfeited when your service to the Company ends. Forfeiture may also occur under other circumstances described in the Plan.

Voting and Dividends:	You may exercise full voting rights and will receive all dividends and other distributions paid with respect to the Restricted Shares, in each case so long as the applicable record date occurs before you forfeit such Shares. If, however, any such dividends or distributions are paid in Shares, such Shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award as are the Restricted Stock with respect to which they were paid. Dividends on unvested Restricted Shares will be treated as wages for federal income tax purposes and will therefore be subject to federal income tax, Social Security tax, and Medicare tax withholdings.

Tax Withholding:	You understand that you (and not the Company or any Affiliate) will be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company, its Affiliates or any of their agents, with regard to all such tax matters. You may be able to alter the tax consequences of the acquisition of the Shares by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as

Exhibit A

amended (the “Code”). Such election may be filed only within thirty (30) days after the date of this Award. You should consult with your tax advisor to determine the tax consequences of acquiring the Shares and the advantages and disadvantages of filing the Code Section 83(b) election. You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if you request the Company or its representatives make this filing on your behalf.

To the extent that the receipt of the Restricted Stock or the vesting of the Restricted Stock results in income to you for Federal, state or local income tax purposes, you shall surrender to the Company (or any Affiliate) at the time the Company (or its Affiliate) is obligated to withhold taxes in connection with such receipt or vesting, as the case may be, such number of Restricted Shares as the Company (or its Affiliate) requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company (and its Affiliate) has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations. You will surrender that number of Restricted Shares having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company (or its Affiliate) must withhold in connection with the vesting of such Shares. The Company, in its discretion, may permit a larger number of shares to be surrendered in connection with tax withholding.

Miscellaneous:

•    This Restricted Stock Award may be amended only by written consent signed by you and the Company, except if the amendment is not to your detriment or as otherwise permitted by the terms of the Plan.

•    As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this contract and the Plan shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this contract or the Plan and any determination made by the Committee pursuant to this contract or the Plan shall be final, binding and conclusive.

•    This contract may be executed in counterparts.

This Restricted Stock Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

Exhibit A

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THE PLAN AND THE PROSPECTUS DESCRIBING THE PLAN.

Paresh Patel	Mark Harmsworth
Chief Executive Officer
HCI Group, Inc.